Pricing Supplement No. 11                      Filing under Rule 424(b)(3)
Dated June 15, 1998                            Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and    and  No.  33-57659
Prospectus Supplement dated November 15, 1996)

                                 $200,000,000
                          WEINGARTEN REALTY INVESTORS
                          MEDIUM-TERM NOTES, SERIES A

Principal amount:  $5,000,000                     Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.35%             Interest rate basis:  N/A
Stated Maturity:  June 15, 2006                   Paper Rate
Specified Currency:  U.S. $                              Prime Rate
Applicable Exchange Rate (if  any):                      LIBOR
    U.S. $1.00 =  N/A                                    Treasury Rate
Issue price (as a percentage of                          CD Rate
    principal amount):  100%                             Federal Funds Rate
Selling Agent's commission (%):  0.60%                   Other
Purchasing Agent's discount                       Index Maturity:  N/A
    or commission (%):  N/A                       Spread:    N/A
Net proceeds to the Company (%):  99.40%          Spread Multiplier:  N/A
Settlement date (original                         Maximum Rate:  N/A
    issue date):  June 18, 1998                   Minimum Rate:  N/A
Redemption  Commencement                          Initial Interest Rate:  N/A
    Date (if any):  N/A                           Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A              Optional Repayment Date:
Calculation Date(s):  N/A                         Cusip # 948 74R BB 1
Interest Payment Date (s):  3/15,  9/15
Regular Record Date(s):  3/1,  9/1

    Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

    If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

    Additional terms:  N/A

    As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $123,000,000.

    "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION